SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) January 29, 2002




                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

         New York                        000-26749                  11-2581812
-------------------------------  ------------------------     ------------------
(State or other jurisdiction     (Commission File Number)       (IRS Employer
  of incorporation)                                              Identification
                                                                    Number)



26 Harbor Park Drive, Port Washington, NY          11050
-----------------------------------------     --------------------------
(Address of principal executive offices)         (Zip Code)



       Registrant's telephone number, including area code: (516) 626-0007
                                                           --------------
                              Not Applicable
--------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets.

     National Medical Health Card Systems, Inc. (the "Company") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of January 29, 2002, with Health Solutions, Ltd., a New York corporation ("HSL"), HSL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), and the security holders of HSL named therein, pursuant to which the Company agreed to acquire certain assets of HSL relating to the pharmacy benefit management business conducted by HSL under the name "Centrus" (the "Acquisition"). The closing of the Acquisition occurred on January 29, 2002 (the "Closing").

     The aggregate purchase price of the Acquisition was $40 million in cash, of which $3 million is held in escrow to secure certain indemnification obligations. The Company has assumed approximately $1.5 million of HSL's assets and has also agreed to assume approximately $1.5 million of HSL's liabilities relating to the Centrus business. The excess of the acquisition costs over the fair value of identifiable net assets acquired is approximately $40 million of goodwill. The Company has adopted FASB 142, Goodwill and Other Intangibles, and therefore the goodwill will not be amortized. In addition, the Company has agreed to pay HSL as additional purchase price up to $4 million over a period of three years if the acquired Centrus business achieves certain financial performance targets during the two-year period following the Closing. HSL may also be entitled to an additional incentive payment based on the financial performance of the Centrus business during the one-year period following the Closing. The amount of such consideration paid by the Company was determined based upon arm's length negotiations between the Company and HSL. In part to finance the Acquisition, the Company entered into a secured revolving credit facility and issued 12% Convertible Notes. The terms of the credit facility and the convertible notes are described below.

     On January 29, 2002, the Company and certain of its subsidiaries entered into a $40 million secured revolving credit facility (the "Facility") with HFG Healthco-4 LLC, an affiliate of Healthcare Finance Group, Inc. In connection with the Facility, the Company and certain of its subsidiaries have agreed to transfer, on an on-going basis, their accounts receivable to NMHC Funding, LLC, a limited liability company of which the Company and such subsidiaries are members. The Facility has a three year term, provides for borrowing up to $40 million at the London InterBank Offered Rate (LIBOR) plus 2.40% and is secured by receivables and other assets of the Company and certain of its subsidiaries. Borrowings of $28.4 million under the Facility were used to finance part of the purchase price of the Acquisition and will also be used by the Company and certain of its subsidiaries for working capital purposes and future acquisitions in support of its business plan.

     On January 22, 2002 the Company completed a convertible note offering (the "Note Offering") in the aggregate principal amount of $11.6 million. Pursuant to the Note Offering, subscribers received a promissory note (each a "Note") paying interest quarterly on the unpaid principal balance at the rate of 12% per annum. The Notes have a term of one year, unless otherwise extended pursuant to the terms of the Note. The Notes are convertible at anytime at the election of the holders into shares of the common stock, par value $.001 per share (the "Common Stock") of the Company ("Conversion Shares") at a conversion price per share equal to $12.00, the fair value of the common stock on January 22, 2002. The Note holders have been granted certain registration rights with respect to the Conversion Shares pursuant to a Registration Rights Agreement dated January 22, 2002 by and among the Company and the holders participating in the Note Offering. Proceeds from the Note Offering were used to finance part of the purchase price of the Acquisition and will also be used by the Company and certain of its subsidiaries for working capital purposes and future acquisitions in support of its business plan.

     In connection with the Acquisition, several members of Centrus' management team have joined the Company as employees or consultants, and have been granted stock options to purchase an aggregate of 450,000 shares of Common Stock, under the Company's 1999 Stock Option Plan, as amended.

     HSL delivers pharmacy benefits management (PBM) services and health care information decision support software tools to managed care organizations and other health care providers across the country. Its products and services are delivered by two distinct business units: Centrus, which administers the PBM services and Integrail, which develops and markets the decision support software products and services.

     Centrus primarily focuses on the delivery of cost-effective, integrated PBM services that include clinical and benefit design consultation, formulary and rebate administration, electronic point of sale pharmacy claims processing, pharmacy network management, drug utilization review, information management services and disease management. The Company intends to continue to use the assets acquired in the Acquisition for these purposes.

     The foregoing summaries of the terms of each of the Asset Purchase Agreement, the Facility and the Note are qualified in their entirety by reference to the provisions of the Asset Purchase Agreement, the Facility and the Note, a copy of each which is filed as an exhibit to this report and is hereby incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

A.       Financial Statements of Business Acquired.

                      Centrus (a division of Health Solutions, Ltd.)


                              FINANCIAL STATEMENTS


                 For the Years Ended December 31, 1999 and 2000
                  And the Nine Months Ended September 30, 2001


                                TABLE OF CONTENTS


INDEPENDENT AUDITOR'S REPORT....................             1

FINANCIAL STATEMENTS

  Balance Sheets................................             2

  Statements of
Income..........................................             3

  Statements of Divisional Equity...............             4

  Statements of Cash Flows......................             5

 Notes to Financial Statements..................             6-17




                          Independent Auditor's Report




To the Boards of Directors
Health Solutions, Ltd.
Albany, New York

     We have audited the accompanying balance sheets of Centrus (a division of Health Solutions, Ltd, an S Corporation) as of December 31, 1999 and 2000 and September 30, 2001, and the related statements of income, divisional equity, and cash flows for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centrus as of December 31, 1999 and 2000 and September 30, 2001, and the results of its operations and its cash flows for the years and period then ended, in conformity with generally accepted accounting principles.





Roback, Ferraro & Pehl, CPAs LLP
Ballston Spa, New York



January 9, 2002

                                     CENTRUS
                     (a division of Health Solutions, Ltd.)

                                 BALANCE SHEETS
                December 31, 1999 and 2000 and September 30, 2001


                                     ASSETS


                                 1999                2000                 2001
                                 ----                ----                 ----
Current Assets
 Cash and cash equivalents   $ 4,978,500        $ 9,127,065        $ 11,619,430
 Accounts receivable          11,331,626         16,648,959          12,902,416
 Rebates receivable            2,637,995         10,974,066           8,757,605
 Due from HSL                       --                   --             370,589
 Other current assets            103,646            221,385             200,149
                              ----------         ----------         -----------
       Total Current Assets   19,051,767         36,971,475          33,850,189

Property and Equipment, net      709,052            683,859           1,065,938
Intangible Assets, net           563,318            574,005             505,226
Other Assets                         160              4,243               4,243
                           -------------         ----------         -----------
       Total Assets         $ 20,324,297       $ 38,233,582        $ 35,425,596
                            ============       ============        ============


                        LIABILITIES AND DIVISIONAL EQUITY

Current Liabilities
 Accounts payable
    and accrued expenses    $ 18,607,847       $ 34,980,027        $ 35,297,352
 Current portion of capital
    lease obligations            113,342             85,258              66,333
 Income taxes payable            310,429                 --                  --
 Deferred tax liability          189,080                 --                  --
 Due to HSL                      905,208          3,060,451
                            ------------       ------------        ------------
 Total Current Liabilities    20,125,906         38,125,736          35,363,685

Long-Term Liabilities
  Capital lease obligations,
  less current portion           198,391            107,846              61,911
                             -----------        -----------        ------------

     Total Liabilities        20,324,297         38,233,582          35,425,596

Commitments and Contingencies (Notes 8 - 12)

Divisional Equity                     --                --                  --
                            ------------       ------------        ------------

Total Liabilities
  and Divisional Equity     $ 20,324,297       $ 38,233,582        $ 35,425,596
                            ============       ============        ============

                                     CENTRUS
                     (a division of Health Solutions, Ltd.)

                              STATEMENTS OF INCOME
                  Years Ended December 31, 1999 and 2000 and Nine Months Ended September 30, 2001



                                1999               2000                  2001
                                ----               ----                  ----

Operating Revenue         $ 162,321,986      $ 225,456,054        $ 188,364,153

Cost of Operating Revenue   156,584,988        217,641,242          181,476,306
                           ------------        -----------          -----------

Gross Profit                  5,736,998          7,814,812            6,887,847

Selling, General and
  Administrative Expenses     4,331,350          5,150,437            4,628,049
                              ---------      -------------        -------------
Operating Income              1,405,648          2,664,375            2,259,798

Other Income
 Interest Income                397,658            541,018              305,193
                             ----------         ----------        -------------

Income Before Income Taxes    1,803,306          3,205,393            2,564,991

Provision for Income Taxes      779,510           (162,433)              40,786
                             ----------         ----------          -----------

Net Income                 $  1,023,796       $  3,367,826         $  2,524,205
                           ============       ============         ============

                                     CENTRUS
                     (a division of Health Solutions, Ltd.)

                         STATEMENTS OF DIVISIONAL EQUITY
Years Ended December 31, 1999 and 2000 and Nine Months Ended September 30, 2001



                                1999                 2000                  2001
                                ----                 ----                  ----

Beginning balance          $       --          $       --             $      --

Plus: current net income    1,023,796           3,367,826             2,524,205

Less: distributions to HSL (1,023,796)         (3,367,826)           (2,524,205)
                           ----------           ---------             ---------

Ending balance             $       --          $       --            $       --
                            =========           =========             =========






See auditor's report and notes to financial statements.

ROBACK, FERRARO & PEHL
Certified Public Accountants, LLP

                                     CENTRUS
                     (a division of Health Solutions, Ltd.)

                             STATEMENTS OF CASH FLOW
 Years Ended December 31, 1999 and 2000 and Nine Months Ended September 30, 2001

                                                      1999               2000               2001
                                                      ----               ----               ----
Cash Flows From Operating Activities
  Net income                                      $1,023,796        $ 3,367,826         $ 2,524,205
  Adjustments to reconcile net income to net cash:
    Depreciation and amortization                    223,106            303,134             285,424
    Abandoned leasehold improvements                     --                 --              132,513
Increase (decrease) in assets
   Accounts receivable                            (6,282,095)        (5,317,333)          3,746,543
    Rebates receivable                              (550,007)        (8,336,071)          2,216,461
    Due from HSL                                          --                 --            (370,589)
    Other assets                                     199,030           (121,822)             21,236
(Increase) decrease in liabilities
   Accounts payable and accrued expenses           8,660,547         16,372,180             317,325
    Income taxes payable                             310,429           (310,429)                 --
    Deferred tax liability                            78,191           (189,080)                 --
    Due to HSL                                       (69,944)         2,155,243          (3,060,451)
                                                ------------        -----------          ----------
       Net cash provided by operating activities   3,593,053          7,923,648           5,812,667
                                                ------------        -----------         -----------

Cash Flows From Financing Activities
  Principal payments on capital leases               (65,947)          (118,629)            (64,860)
                                                -------------      ------------          ----------

       Net cash used by financing activities         (65,947)          (118,629)            (64,860)
                                                -------------       -----------          ----------

Cash Flows From Investing Activities
  Purchase of property and equipment                 (44,316)          (188,628)          (721,644)
  Purchase of intangible assets                     (233,412)          (100,000)            (9,593)
  Distributions to HSL                            (1,023,796)        (3,367,826)        (2,524,205)
                                                   ---------          ---------          ---------
Net cash used by investing activities             (1,301,524)        (3,656,454)        (3,255,442)
                                                   ---------          ---------          ---------

Net Increase In Cash and Cash Equivalents          2,225,582          4,148,565          2,492,365

Beginning Cash and Cash Equivalents                2,752,918          4,978,500          9,127,065
                                                   ---------          ---------         ----------

Ending Cash and Cash Equivalents                  $4,978,500         $9,127,065       $ 11,619,430
                                                  ==========         ==========       ============



Supplemental Disclosure of Cash Flow Information
  Interest paid                                    $  22,411          $   6,730           $ 10,590
  Income taxes paid                                $ 236,794          $  23,794           $    --

Supplemental Schedule of Non-cash Financing and Investing Transactions
  Equipment purchased under capital lease         $  281,798          $     --            $    --



                                     CENTRUS
                     (a division of Health Solutions, Ltd.)

                          NOTES TO FINANCIAL STATEMENTS
                December 31, 1999 and 2000 and September 30, 2001



NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Nature of Operations - Centrus is a full-service pharmacy benefit manager ("PBM") conducting business nationally, primarily in the Northeast. Centrus provides comprehensive pharmacy benefit management and administrative services on behalf of clients that include health maintenance organizations, third-party administrators, employers and union-sponsored benefit plans. The fully integrated PBM services include electronic point-of-sale pharmacy claims processing, network management, benefit plan design consultation, formulary management, disease management, and drug data analysis services.

     Health Solutions, Ltd. ("HSL") and its wholly-owned subsidiary, PSCNY, IPA, INC. ("IPA") (both S Corporations) and Pharmacy Service Corporation of New York ("PSCNY") and its wholly owned subsidiary, Health Data Discovery Group ("HDDG") (both C Corporations) were under common ownership and management and related in their operations. Collectively, they have operated Centrus ("Centrus" or the "Company") and Integrail, both located in Albany, New York. Neither Centrus nor Intergrail has a separate legal status of existence, however certain separate financials records are maintained. The accompanying financial statements have been prepared on the accrual basis of accounting and relate only to Centrus and its operations.

     During 1999 and January 1, 2000 through January 14, 2000 Centrus was operated in both HSL and PSCNY. On January 15, 2000 PSCNY was merged into HSL causing PSCNY's separate existence to cease. IPA was formed in June 1997 by PSCNY as a New York State Corporation. This was a wholly-owned subsidiary which was created to conform with New York State regulations requiring that managed care entities contract either directly with providers or via an independent practice association ("IPA"). HSL acquired the interest in the IPA upon PSCNY's merger into HSL in January 2000. The IPA subcontracts all work to Centrus.

     Intergrail (formerly known as Mercatus) provides state-of-the-art health information systems, data analysis and consulting services for the healthcare industry. They design and develop a full range of computerized healthcare decision support tools. Trademark products include Magellan Episode Pathfinder, Magellan Risk Tracker and Magellan Risk Predictor, which provide healthcare payers, and providers with the information necessary to better manage patient care and costs.

     Operating Revenue - Operating revenue includes prescription ingredient costs, pharmacist's prescription dispensing fees, administrative fees and network access fees. Such amounts are recognized when the prescription claims are adjudicated. At the point-of-sale, the pharmacy claims are adjudicated using the Company's on-line processing system. Adjudication is the process by which a plan participant is checked for eligibility of coverage, the prescription is compared to the plan parameters established by the plan sponsor, the particular drug is reviewed for contraindications based upon the plan participant's drug history, age and sex, and the information is placed into a database available for reporting and query. Operating revenue is reduced by the amount of rebates paid and owed to the plan sponsors. Cost of Operating Revenue - Cost of operating revenue including prescription ingredient costs, pharmacist's prescription dispensing fees, and prescription claims switching costs are also recorded when the prescription claims are adjudicated. Cost of operating revenue is reduced by gross rebates received and due from drug manufacturers.

     Administration Arrangements - Centrus has two types of revenue earning arrangements for administrative fees: (1) fee for service (per claim charges) and (2) capitation (per plan participant charges). Under the fee for service arrangements, Centrus is paid by plans for their disbursements, including prescription ingredient costs and pharmacists prescription dispensing fee, plus a set administration fee per transaction. Under the capitation arrangements, Centrus is also paid by plans for their disbursements, but earns administrative fees based on the number of plan participants.

     Accounting for Rebates - Operating revenue has been recorded based on EITF 00-14, Accounting for Certain Sales Incentives - Coupons, Rebates and Discounts. The financial impact of this EITF is to reduce operating revenue by the amount of rebates paid and owed to sponsors and reduce costs of operating revenue by the gross amount of rebates received and due, by Centrus, from drug manufacturers. Rebates are recognized when Centrus is entitled to them in accordance with terms of the Company's arrangements with drug manufacturers and plan sponsors and when the amount of the rebate is determinable. Centrus records the gross rebate receivable and the appropriate payable to plan sponsors based on estimates, which are subject to final settlement. The estimates are based upon claims submitted directly by Centrus using the Company's rebate experience, and are adjusted as additional information becomes available. Certain arrangements do not allow rebate payments to come directly to Centrus. They require that the manufacturers submit rebate payments directly to the plan sponsors, who in turn pay Centrus their related consulting fee. The plan sponsor's rebates receivable related to those arrangements have been excluded from the gross rebate receivable and the appropriate payable to plan sponsors based on estimates. For the years ended December 31, 1999 and 2000 and nine months ended September 30, 2001, net rebate revenue recorded by Centrus was approximately $1,050,000, $2,000,000 and $2,200,000.

     Overhead and Inter-Company Allocations - HSL overhead has been allocated to Centrus employing various methods and factors depending on the type of shared cost. Accordingly, management has used relative number of computer workstations to allocate information technology costs; relative number of employees to allocate human resource costs, employee benefits, computer supplies and expense and office supplies; relative office square footage to allocate office rent and related occupancy costs; specific divisional job responsibilities to allocate sales and marketing costs; specific property, equipment and intangible assets to allocate depreciation and amortization; and relative divisional gross profits to allocate the remaining shared general and office overhead expenses. Services provided by Centrus and Integrail for the benefit of one another have been identified and charged accordingly on the basis of the related payroll cost incurred, plus 40% for benefits and overhead. According to management, the accompanying financial statements of Centrus reflect a reasonable basis for allocation of overhead costs and inter-company charges between the Company and HSL, PSCNY and any other subsidiary or divisional unit within the organizations providing services or sharing costs. Additionally, management asserts that the operating results for Centrus for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 reflect all of the actual costs to Centrus of doing business. Furthermore, management contends that the allocated overhead costs and inter-company charges are indicative of costs and charges that would have been incurred if Centrus had been operated as a separate entity and obtained these services from other non-related sources.

     Cash and Cash Equivalents - Investment securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents. Cost approximates market value for all classifications of cash equivalents

     Allowance for Doubtful Accounts - Centrus does not have an allowance for doubtful accounts. The Company has the ability to withhold future payments on behalf of its clients who have not reimbursed them for past due billings.

     Property and Equipment - Property and equipment, including leasehold improvements, is stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over 10 years.

     Impairment of Long-Lived Assets - Centrus evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets, may warrant revision or that the remaining balance of an asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying amount of the asset from the expected future cash flows on an undiscounted basis. If the assessment indicates that the carrying amount of the asset exceeds the undiscounted cash flows, impairment has occurred. The impairment is calculated as the total by which the carrying amount exceeds its fair value. The fair value of long-lived assets is estimated based on quoted market prices, if available, or the expected total value of the cash flows, on a discounted basis. The Company did not record impairment for the years ended December 31, 1999 and 2000. For the nine months ended September 30, 2001 the Company abandoned certain leasehold improvements and recorded impairment accordingly.

     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires The Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Income Taxes - HSL, with the consent of its shareholders, has elected to be taxed as an S corporation for Federal and State tax purposes. Instead of paying corporate income taxes, the shareholders of an S corporation are taxed individually on their proportionate share of taxable income. No provision or liability for Federal income taxes has been included in the financial statements related to this corporation. However, certain minimum taxes have been recorded for State tax purposes.

     PSCNY, a C corporation, accounted for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred income taxes are provided for differences in the recognition of income and expenses for tax and financial statement purposes. The deferred income taxes in the accompanying financial statements are the result of the timing differences in deductions available from the use of accelerated depreciation and amortization methods for tax purposes.

     During 2000, PSCNY was merged with HSL, resulting in a change in PSCNY's tax status from taxable to nontaxable. In accordance with FAS 109, Accounting for Income Taxes, the effect of eliminating PSCNY's deferred tax liability has been included in income from continuing operations.

     Amortization - Centrus amortizes software costs on a straight-line basis over the estimated useful lives of the respective asset, ranging from 3 to 10 years.


NOTE 2:       PROPERTY AND EQUIPMENT

Centrus' property and equipment, recorded at cost, as of December 31, 1999 and 2000 and September 30, 2001, consist of the following:

                                                                                                       Estimated
                                                   1999               2000              2001          Useful Life
                                                   ----               ----              ----          -----------
Computer equipment and software                 $778,289         $  955,144        $  928,020        3 to 5 years
Leasehold improvements                           234,526            234,526           111,355            10 years
Furniture and fixtures                            66,188             66,188           441,348             7 years
Office equipment                                  20,684             32,457           111,477        5 to 7 years
                                                --------         ----------        ----------
                                               1,099,687          1,288,315         1,592,200
Less: accumulated depreciation
     and amortization                           (390,635)          (604,456)         (526,262)
                                               ---------          ---------         ---------

    Property and equipment, net                  709,052         $  683,859       $ 1,065,938
                                              ==========         ==========       ===========

     Related depreciation and amortization expense for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 was approximately $159,000, $214,000 and $207,000, respectively.







NOTE 3:       INTANGIBLE ASSETS

Centrus intangible assets, recorded at cost, as of December 31, 1999 and 2000 and September 30, 2001, consist of the following:


                                                                                                        Estimated
                                                    1999               2000              2001          Useful Life
                                                    ----               ----              ----          -----------
Software license                              $  582,823         $  682,823        $  682,823            10 years
Software development costs                       133,413            133,413           133,413             5 years
                                              ----------         ----------        ----------
                                                 716,236            816,236           816,236
Software development in process                       --                 --             9,593                n/a
                                              ----------         ----------        ----------
                                                 716,236            816,236           825,829
Less: accumulated amortization                  (152,918)          (242,231)         (320,603)
                                              ----------         ----------        ----------

     Intangible assets, net                   $  563,318         $  574,005        $  505,226
                                              ==========         ==========        ==========

     Software License - In September 1996 HDDG (formerly known as Health Innovations, Inc.) entered into a software licensing and support agreement (the "Agreement") with an unrelated company. The Agreement, which was later assigned to HSL and currently operated by Centrus, required an initial license fee of $482,823. In addition, if certain milestones are reached based on the number of processed claims, as defined in the Agreement, the license fee increases incrementally over the term of agreement. In 1999 and 2000, the Company met the milestones, resulting in additional license fees of $200,000. The initial and additional license fees have been capitalized and are being amortized over 10 years. Related amortization expense for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 was approximately $53,000, $63,000 and $51,000 respectively. The Agreement is automatically renewable on an annual basis for additional twelve (12) month terms, unless HSL gives notice of its intent not to renew at least thirty (30) days prior to the commencement of the new twelve- month term. The Agreement also provides for the annual payment of 15% of the current cumulative license fee as software maintenance and support fees, which are expensed as incurred.

     Software Development Costs - Centrus contracts with Integrail for software development. The costs include development of software programs and enhancements, which may either expand or modify existing programs, which allows Centrus to do customized reporting off its claims adjudication system. The Company has adopted Statement of Position 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires the capitalization of certain costs associated with computer software developed or obtained for internal use. Related costs for the year ended December 31, 1999 were $133,413 and were capitalized and included as Intangible Assets. The amounts capitalized were equal to the actual costs incurred by Integrail. The costs are being amortized over a five-year period using the straight-line method. Related amortization expense for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 was approximately $11,000, $27,000 and $27,000, respectively. There has been no amortization on software development in process since the software had not yet been completely developed and placed in service.

 NOTE 4:  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Centrus related accounts payable and accrued expenses as of December 31, 1999 and 2000 and September 30, 2001, consist of the following:

                                                              1999                 2000                2001
                                                              ----                 ----                ----
Claims payable                                           $ 12,785,703       $  21,499,920       $ 21,725,804
Rebates payable to plan sponsors                            4,966,239          12,345,463         12,578,653
Unused research grants (a)                                    149,232             103,393            166,673
Other payables and accrued expenses                           706,673           1,031,251            826,222
                                                         ------------       -------------       ------------
        Totals                                           $ 18,607,847       $  34,980,027       $ 35,297,352
                                                         ============       =============       ============

     (a) Unused research grants represent amounts awarded to Centrus by drug manufacturers' that are completely unrestricted in their use. Centrus has total discretion and control over the use of these funds.


NOTE 5:       CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and related accounts in financial institutions, which, from time to time, exceed the Federal depository insurance coverage limit or are not covered by FDIC insurance. Combined cash in these categories totaled $14,868,731 at December 31, 1999, $10,080,000 at December 31, 2000 and $16,915,000 at September 30, 2001.

     Centrus may also be subject, from time to time, to a concentration of credit risk with respect to its trade receivables. To mitigate this risk the Company performs ongoing credit evaluations of its customers and requires collateral in the form of client deposits as deemed necessary.


NOTE 6:       MAJOR CUSTOMERS AND PHARMACIES

     For the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, approximately 74%, 79%, and 84% of respective operating revenue related directly and indirectly to Centrus contracts with seven plan sponsors. Amounts due from these sponsors at September 30, 2001 approximated $11,600,000. The Company's arrangements with plan sponsors generally are in writing and short-term in nature. The major plan sponsor during the nine months ended September 30, 2001 has a three-year contract with Centrus that expires on December 31, 2002.

     For the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, approximately 40% of the Company's cost of revenue was related to three pharmacy chains. Amounts payable to these three pharmacy chains at September 30, 2001 were approximately $8,500,000. NOTE 7: PROVISION FOR INCOME TAXES

     The Company's related provision (benefit) for income taxes for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, consist of the following:

                                1999               2000                2001
                                ----               ----                ----
 Current
  Federal                 $  541,976              3,442            $     --
  State                      159,279             23,205               40,786
                          ----------            -------            ---------
                             701,255             26,647               40,786
                          ----------            -------            ---------



  Deferred

         Federal              61,712           (149,373)                  --
         State                16,543            (39,707)                  --
                            --------           --------            ---------
                              78,255           (189,080)                  --
                            --------           --------            ---------


         Totals           $  779,510        $  (162,433)          $   40,786
                          ==========        ===========           ==========


     PSCNY, a C corporation, filed consolidated income tax returns with its wholly owned subsidiary, HDDG. Consequently, income tax provisions (benefits) have been provided as they relate to the Company's income in PSCNY for the years ended December 31, 1999 and 2000. Since HSL is an S corporation, no provision or liability for Federal income taxes for the years ended December 31, 1999 and 2000 or the nine months ended September 30, 2001 has been provided related to Centrus' income in HSL. The deferred income tax liability of $189,080 at December 31, 1999 resulted from temporary timing differences in depreciation related to property and equipment recorded in PSCNY.

     On January 15, 2000, PSCNY was merged with HSL, resulting in a change in PSCNY's tax status from taxable to nontaxable. PSCNY filed final income tax returns for the short-taxable year of January 1, 2000 through January 15, 2000. In accordance with FAS 109, Accounting for Income Taxes, the effect of eliminating PSCNY's deferred tax liability has been included in income from continuing operations for the year ended December 31, 2000.


NOTE 8: OPERATING LEASE COMMITMENTS

     In May 2001, Centrus moved into office space that is located at 23 British American Boulevard, Latham, New York 12110, (the "Facility"). The Facility is owned, and leased to HSL, by B/A Airport Park Solutions, LLC (the "LLC"). HSL has a 45% interest in the LLC, whose sole purpose is to own and operate the Facility. Centrus currently occupies approximately 34,500 square feet of the total 46,740 square feet of the office and basement space. HSL leases the Facility under a 10-year operating lease that expires on April 30, 2011. HSL currently pays rent in the amount of $700,296 per year, plus utility costs. The annual rent includes the following costs: real estate taxes, water and sewer charges, liability and fire insurance, general repairs and building maintenance and common area maintenance. Annual rent increases are equal to the annual increase, if any, in the aforementioned costs. For its portion of the Facility, Centrus is currently responsible to HSL for approximately $550,000 per year, plus its proportionate share of utility costs. HSL also receives rental support from other Companies that occupy space in the Facility, including Integrail. Centrus believes that its existing share of the Facility is adequate for current purposes.

     Centrus is also responsible to HSL for certain equipment and furniture leases. The equipment leases provide that HSL pay for general maintenance operations and expenses.

Future minimum rental payments under all non-cancelable operating leases with related and other parties at September 30, 2001 are as follows:

                                                Centrus                    HSL
                                              Allocation                 Totals
 Year ending September 30,
                    2002                       $ 677,681             $  853,319
                    2003                         603,880                774,872
                    2004                         568,935                716,697
                    2005                         552,534                700,296
                    2006                         552,534                700,296
                    Thereafter                 2,532,445              3,209,690
                                               ---------              ---------
                        Totals                $5,488,009             $6,955,170
                                              ==========             ==========



NOTE 9:          STOCK OPTIONS

     HSL offers incentive stock options under its 2000 Class A Common and Class B Common Stock Option Plans (the "Plans"). Under the Plans HSL has reserved for issuance 50,000 shares of Class A common stock and 5,000 shares of Class B common stock. Incentive options may not be granted for a price less than 100% of the fair market value of the common stock as of the date of the grant. As of September 30, 2001, HSL has granted 41,250 of issuable shares of Class A common stock and 4,800 shares of issuable Class B common stock. Existing stock options normally expire 5 years from the grant date. The stock option agreements call for the immediate expiration of the options on the earlier of: (1) its expiration date; (2) the cessation of the optionee's employment with HSL, for any reason; (3) the stockholders' approval of the sale or disposition of all or substantially all of HSL's assets; or (5) HSL's adoption of a plan of liquidation.

     See Note 13 which provides detail relative to a pending asset purchase agreement that effectively terminates both stock option plans as of December 10, 2001.

The following tables summarize information about Centrus allocation of stock option activity, for the nine months ended September 30, 2001:

                                                         Class A         Exercise         Class B         Exercise
                                                         Options      Share Price         Options      Share Price

Shares under option on January 1, 2001                      --               --              --               --
Shares granted during period                            26,235           $ 7.50           2,830          $  7.00
Shares cancelled during period                              --               --              --               --
                                                        ------           ------           -----          -------

Shares under option on September 30, 2001               26,235           $ 7.50           2,830          $  7.00
                                                        ======           ======           =====          =======

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value method prescribed in SFAS No. 123. HSL has elected to use the intrinsic value method of APB No. 25, Accounting for Stock Issued to Employees, as allowed under SFAS No. 123. Had compensation expense been recorded under the provisions of SFAS No. 123, the impact to Centrus for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 is as follows:

                                                               1999                 2000                 2001
                                                               ----                 ----                 ----
Reported net income                                      $  1,023,796         $  3,367,826        $  2,524,205
Pro forma compensation expense                                     --                                  (26,472)
                                                         ------------         -------------       ------------


Pro forma net income                                     $  1,023,796         $  3,367,826        $  2,497,733
                                                         ============         ============        ============

     The fair value of each option granted is estimated on the date of the grant using the minimum value method with the following weighted-average assumptions used for all grants for the nine months ended September 30, 2001: no dividend yield; a risk-free interest rate of 4.12%; an expected option life of 5 years; and no volatility for all the grants.

The following table summarizes information about the Centrus allocation of stock options outstanding and exercisable at September 30, 2001:

 Class of                                         Number of         Number of
  Common        Remaining       Exercise           Shares             Shares
  Stock            Life           Price          Outstanding       Exercisable

 A            4.25 years          $7.50            26,235              8,247
    B         4.25 years          $7.00             2,830              1,766
                                                    -----              -----
                       Total Shares                29,065             10,013
                                                   ======             ======
NOTE 10:      RETIREMENT BENEFIT PLAN

     Effective January 1, 1994, PSCNY adopted a 401(k) plan (the Plan) covering substantially all Centrus employees. The Plan was adopted by HSL upon the January 2000 merger of the companies. Participants may elect to contribute to the Plan a minimum of 1% to a maximum of 15% of their annual compensation, not to exceed a dollar limit set by law. Annually, HSL determines a discretionary matching contribution equal to a percentage of each participant's contribution. In addition, the Plan was amended effective January 1, 2001 to provide for a discretionary employer profit sharing contribution equal to a percentage of each participant's eligible compensation. Centrus was responsible for contributions made to the Plan of approximately $32,000, $40,000 and $40,000, for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, respectively.

NOTE 11: CAPITAL LEASE OBLIGATIONS

     Centrus is responsible to HSL for use of certain office and computer equipment under capital leases. For financial reporting purposes, minimum lease payments relating to the equipment have been capitalized. The related property under capital leases as of September 30, 2001 has a cost of $286,911, accumulated amortization of $136,230 and a net book value of $150,681. Amortization of the leased property is included in depreciation expense.

     The Centrus share of total minimum lease payments under the related capital leases and the net present value of those payments at December 31, 1999 and 2000 and September 30, 2001 are as follows:

                                                                     1999               2000              2001
                                                                     ----               ----              ----
Total minimum lease payments                                     $ 358,740        $  217,039        $  141,925
Less: amount representing interest                                 (47,007)          (23,935)          (13,681)
                                                                 ---------        ----------        ----------

  Present value of net minimum lease payments                      311,733           193,104           128,244

Less: current portion                                             (113,342)          (85,258)          (66,333)
                                                                 ---------         ---------          --------

  Long-term capital lease obligations                            $ 198,391        $  107,846         $  61,911
                                                                 =========        ==========         =========

The Company's share of future minimum capital lease obligations as of September 30, 2001 is as follows:

        Year ending September 30,

            2002                                                $  75,139
            2003                                                   39,306
            2004                                                   27,480
          Total                                                $  141,925

NOTE 12: COMMITMENTS AND CONTINGENCIES

     Long-Term Debt - HSL has three term loans with a bank. Proceeds of the loans were for the sole benefit of Integrail. Consequently, these financial statements do not include any allocation of the related balances to Centrus. However, business assets of Centrus are subject to a related general security agreement dated November 17, 1999. Under the security agreement, the bank has the right of set-off against amounts owing under the loan with any property held in a deposit or other account with the bank, with the exception of any deposit account that contains only funds specifically designated as being for the payment of claims of third parties arising in the ordinary course of business. The term loans are detailed as follows:

          o Loan dated November 17, 1999 calling for 60 monthly payments of $2,357 including principal and interest at the rate of 9.07% per annum.

          o Loan dated March 31, 2000 calling for 36 monthly principal payments of $5,556, plus interest. Interest accrues at the bank's prime rate minus 0.25%, and is variable. The effective interest rate at September 30, 2001 was 5.75%.

          o Loan dated December 28, 2000 calling for 36 monthly payments of $6,309 including principal and interest at the rate of 8.47% per annum.

HSL's related balances as of December 31, 1999 and 2000 and September 30, 2001, consist of the following:

                                1999                2000                 2001
                                ----                ----                 ----
 November 17, 1999          $ 111,713            $  92,956          $   77,702
 March 31, 2000                    --              155,556             105,555
 December 28, 2000                 --              200,000             154,776
                            ---------            ---------            --------
   Total                      111,713              448,512             338,033
 Less: current portion        (18,791)            (148,393)           (154,058)
                            ---------            ---------            --------

 Long-term portion          $  92,922           $  300,119          $  183,975
                            =========           ==========          ==========

HSL's future principal payments as of September 30, 2001, are as follows:

           Year ending September 30,

             2002                                         $  154,058
             2003                                            133,996
             2004                                             45,199
             2005                                              4,780
                                                           ---------

                 Total                                    $  338,033
                                                          ==========

     Line of Credit - HSL has a $250,000 working capital line of credit ("grid note") with a bank that was executed on April 30, 2001. This represents a $50,000 increase in the grid note that was originally executed on April 20, 1999. Interest accrues at the bank's prime rate, and is variable. Under the grid note, the bank has the right of set-off against amounts owing under the arrangement with any property held in a deposit or other account with the bank. The line is also subject to a November 17, 1999 general security agreement in all business assets, including Centrus business assets. Under the security agreement, the bank has the right of set-off against amounts owing under the loan with any property held in a deposit or other account with the bank, with the exception of any deposit account that contains only funds specifically designated as being for the payment of claims of third parties arising in the ordinary course of business. There have been no outstanding balances under the arrangement for the years ended December 31, 1999 and 2000 or the nine months ended September 30, 2001. The agreement does not include a stated expiration date.


     Potential Litigation - On April 17, 2001, Pharmacy Service Corporation d/b/a Centrus received a letter from a plan sponsor and former client of the Company ("Claimant") that provided notice of discrepancies regarding payments made on brand name drugs found during an audit of claims utilization during the 2000 plan year. On June 12, 2001, a co-counsel for the Company's insurer received a letter from the Claimant's counsel claiming damages of at least $750,000. On September 26, 2001, after initial investigation of the claim, the same insurer's co-counsel received settlement authority of $300,000 from the insurer. A letter from the Claimant's counsel, dated October 12, 2001, advises that any lawsuit filed against HSL would be based on allegations of breach of fiduciary duty, and would not be a contract action. The most recent settlement conference was conducted on October 16, 2001, however no settlement amount has been offered at this time. There is no indication that a complaint has been filed or served, although counsel for the Claimant has threatened litigation and supplied the insurer's co-council with a draft copy of a complaint. The insurer has issued a letter to Pharmacy Service Corporation, dated January 15, 2002, advising the Company that, given the facts of the case as they stand today, they would defend and indemnify the Company in regards to this claim that has been brought against them. The limits of liability are $3,000,000 per Managed Care Professional Liability and Managed Care Errors & Omissions Liability claim, each claim including expenses. The policy carries a $10,000 deductible for each claim, including claim expenses. The Company as of the date of these financial statements has met the deductible.


NOTE 13: SUBSEQUENT EVENTS

     Asset Purchase Agreement - On December 10, 2001, the stockholders of HSL approved a sale of Centrus, which represents substantially all of the assets and liabilities of HSL, to a publicly held company. Management is currently negotiating a mutually acceptable definitive agreement with the company that, like Centrus, is also a full-service PBM headquartered in New York State. Management anticipates a closing date in January of 2002, wherein the assets and liabilities of Centrus, as represented in these financial statements, will be delivered to the purchaser in return for a total cash payout.

B.       Pro Forma Financial Information.

 PRO FORMA FINANCIAL INFORMATION
(Unaudited)



     On January 29, 2002, National Medical Health Card Systems, Inc. (NMHC) acquired certain assets of Health Solutions, Ltd. ("HSL") relating to the prescription benefit management business conducted by HSL under the name Centrus for $40,000,000 in cash and contingent consideration based on Centrus achieving certain financial targets during the next two years. The acquisition was financed by a new secured revolving credit facility and the issuance of 12% convertible notes. The accompanying unaudited pro forma statements of income are intended to present the combined results of operations of NMHC and Centrus as if the acquisition had occurred on July 1, 2000.

     The unaudited pro forma balance sheet is intended to present the financial position of the Company as if the acquisition of Centrus had occurred on September 30, 2001. No adjustments have been made for any contingent consideration that might be paid.

     Assumptions underlying the adjustments are described in the accompanying notes, which should be read in conjunction with these statements. This pro forma financial information should be read in conjunction with the historical financial statements and related notes thereto of National Medical Health Card Systems, Inc. and Centrus. The pro forma statements of income may not be indicative of the results of operations that actually would have occurred had the operations of the companies been combined during the period, and may not be indicative of the future results of operations of the Company.

         NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 2001

                                       National Medical
                                      Health Card Systems,              Centrus                                           Pro Forma
                                        Inc. and Subsidiaries       (acquired company)         Adjustments              As Adjusted
Assets

Cash                                           $5,937,890                                (1)    $(40,000,000)           $4,937,890
                                                                                         (2)      28,700,000
                                                                                         (2)        (300,000)
                                                                                         (3)      10,600,000
Accounts receivable, net                       33,026,497                                (3)       1,000,000            34,026,497
Rebates receivable                              7,435,368                                                                7,435,368
Due from affiliates                               418,111                                                                  418,111
Deferred tax asset                              1,283,327                                                                1,283,327
Other current assets                              992,837                58,260                                          1,051,097
   Total Current Assets                        49,094,030                58,260                           --            49,152,290

Property and equipment, net                     9,044,404             1,448,166                                         10,492,570
Due from affiliates                             3,496,443                                                                3,496,443
Intangible Assets, net                            235,472                                                                  235,472
Goodwill                                       12,943,502                                (1)      40,230,000            53,173,502
Deferred tax asset                                 27,691                                                                   27,691
Other assets                                       45,446                                (2)         500,000               545,446
         Total Assets                         $74,886,988            $1,506,426                   40,730,000          $117,123,414

         Liabilities

Accounts payable and accrued expenses         $53,343,478             1,366,980          (1)        $230,000           $55,140,458
                                                                                         (2)        $200,000
Convertible notes payable                                                                (3)      11,600,000            11,600,000
Loan payable - current                             29,077                                                                   29,077
Current portion of capital lease obligations      546,672               139,446                                            686,118
Due to officer/stockholder                        276,633                                                                  276,633
Due to affiliates                                  10,318                                                                   10,318
Income taxes payable                              453,031                                                                  453,031
Other current liabilities                         398,986                                                                  398,986
 Total Current Liabilities                     55,058,195             1,506,426                   12,030,000            68,594,621

Long term loans payable and other liabilities      47,300                                                                   47,300
Revolving Credit Line                                                                    (2)      28,700,000            28,700,000
Deferred tax liability                          1,876,835                                                                1,876,835
Capital lease obligations,
  less current portion                          1,197,697                                                  -             1,197,697
     Total Liabilities                         58,180,027             1,506,426                   40,730,000           100,416,453

         Stockholders' Equity

Preferred stock - $.10 par value;
authorized 10,000,000 shares, none outstanding        -                   -                                                   -
Common stock - $.001 par value;
authorized 25,000,000 shares,
7,374,996 shares issued and
7,183,996 outstanding                               7,376                                                                    7,376
Additional paid-in-capital                     13,504,467                                                               13,504,467
Retained Earnings                               4,243,135                                                                4,243,135
Treasury stock at cost, 191,000 shares           (743,767)                                                                (743,767)
Notes receivable - stockholders                  (304,250)                                                                (304,250)
         Stockholders' Equity                  16,706,961                   -                                           16,706,961
Total Liabilities and Stockholders' Equity    $74,886,988            $1,506,426                  $40,730,000          $117,123,414


(1) Reflects the acquisition of Centrus, assuming the fair market value of the net assets acquired were $0.

(2) Reflects the closing of the financing needed in order to make the acquisition and the financing fees.

(3)  Reflects the issuance of the 12% convertible notes.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 Three-Month Period Ended September 30, 2001 (1)

                                      National Medical
                                     Health Card Systems,            Centrus                Pro Forma               Pro Forma
                                     Inc. and Subsidiaries     (acquired company)          Adjustments              As Adjusted


 Revenue                                $80,644,702                 $ 65,126,227                                  $145,770,929
 Cost of Claims                          73,391,879                   62,727,562                                   136,119,441
 Gross Profit                             7,252,823                    2,398,665                 -                   9,651,488


Selling, general and
  administrative expenses                 5,982,441                    1,758,749       (3)    41,667                 7,782,857

Operating income                          1,270,382                      639,916             (41,667)                1,868,631

Other income (expense):
  Other income (expense)                    135,889                       74,008       (3)  (706,750)                 (496,853)

Income before income taxes                1,406,271                      713,924            (748,417)                1,371,778

Provision for income taxes                  417,279                       11,352       (2)   (14,000)                  414,631

Net Income                                  988,992                      702,572            (734,417)                  957,147

Earnings per common share:
Basic                           $              0.14                                                                      $0.13
Diluted                         $              0.13                                                                      $0.13


Weighted-average number of common shares outstanding:
 Basic                                      7,143,235                                                                7,143,235
 Diluted                                    7,473,537                                                                7,473,537


(1) The pro forma Consolidated Statement of Income assumes that the acquisition of Centrus (aquired company) and adjustments related thereto occurred on July 1, 2000.

(2) Reflects the pro forma adjustments for Income Taxes that management believes would have been incurred had Centrus been aqcuired at the beginning of the year.


(3) Reflects the interest expense of the financing obtained and the convertible notes issued to complete the acquisition and the amortization of the loan financing costs.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          Year Ended June 30, 2001 (1)

                             National Medical
                            Health Card Systems,             Centrus                          Pro Forma               Pro Forma
                           Inc. and Subsidiaries        (acquired company)                   Adjustments             As Adjusted

Revenue                         $272,119,140                  240,431,624                                            $512,550,764
Cost of Claims                   249,572,132                  231,722,952                                             481,295,084
Gross Profit                      22,547,008                    8,708,672                          --                  31,255,680


Selling, general and
  administrative expenses         21,423,140                    5,590,194               (3)    166,667                 27,180,001

Operating income                   1,123,868                    3,118,478                     (166,667)                 4,075,679

Other income (expense):
  Other income (expense)             877,402                      546,427               (3) (2,827,000)                (1,403,171)


Income before income taxes         2,001,270                    3,664,905                   (2,993,667)                 2,672,508

Provision for income taxes           843,330                       29,965               (2)    268,000                  1,141,295

Net Income                         1,157,940                    3,634,940                   (3,261,667)                 1,531,213

Earnings per common share:
 Basic                                 $0.16                                                                                $0.22
 Diluted                               $0.16                                                                                 0.21

Weighted-average number of common shares outstanding:
 Basic                             7,100,674                                                                            7,100,674
 Diluted                           7,199,526                                                                            7,199,526


(1) The pro forma Consolidated Statement of Income assumes that the acquisition of Centrus (acquired company) and adjustments related thereto, occurred on July 1, 2000.

(2) Reflects the pro forma adjustments for Income Taxes that management believes would have been incurred had Centrus been aqcuired at the beginning of the year.


(3) Reflects interest expense of the financing obtained and convertible notes issued to complete the acquisition and the amortization of the loan financing costs.

C.    Exhibits

     2.1. Asset Purchase Agreement, dated as of January 29, 2002, among National Medical Health Card Systems, Inc., Health Solutions, Ltd., HSL Acquisition Corp. and the securityholders of HSL named therein.

     2.2  Earn Out Schedule

     4.1  Form of 12% Convertible Note of the Company

     4.2 Registration Rights Agreement by and among the Company and the individuals named therein, dated as of January 22, 2002

    99.1 Receivables Purchase and Transfer Agreement between the Company and NMHC Funding, LLC dated as of January 29, 2002

    99.2 Loan and Security Agreement by and between the Company and HFG Healthco-4, LLC, dated as of January 29, 2002

    99.3 Pledge Agreement and Irrevocable Proxy between the Company and NMHC Funding LLC dated January 29, 2002

    99.4  Press Release released by the Company on January 29, 2002

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.


Date: February 11, 2002             By: /s/Bert E. Brodsky
                                     Name: Bert E. Brodsky
                                    Title: CEO

                                Index of Exhibits

                                                                          Page


     2.1. Asset Purchase Agreement, dated as of January 29, 2002, among National Medical Health Card Systems, Inc.,
          Health  Solutions,  Ltd.,  HSL Acquisition Corp.
          and the securityholders of HSL named therein

     2.2  Earn Out Schedule

     4.1  Form of 12% Convertible Note of the Company

     4.2 Registration Rights Agreement by and among the Company and the individuals named therein, dated as of January 22, 2002

    99.1 Receivables Purchase and Transfer Agreement between the Company and NMHC Funding, LLC dated as of January 29, 2002

    99.2 Loan and Security Agreement by and between the Company and HFG Healthco-4, LLC, dated as of January 29, 2002

    99.3 Pledge Agreement and Irrevocable Proxy between the Company and NMHC Funding, LLC dated January 29, 2002

    99.4  Press Release released by the Company on January 29, 2002